Community Bankers Trust Corporation Reports Results for 3rd Quarter 2010

Glen Allen, VA, Thursday, November 4, 2010 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), reported a net loss available to common stockholders of $1.6 million for the third quarter of 2010. This compares with a net loss available to common stockholders of $2.2 million for the third quarter of 2009, an improvement of $604,000, or a decrease in loss per share, on a diluted basis, of $0.03, from $0.10 to $0.07.

Primary components of third quarter 2010 results, in comparison to the same period in 2009, were the following:
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Total interest expense declined $1.9 million, from $6.4 million in the third quarter of 2009 to $4.5 million in the third quarter of 2010.  The average rates paid were 2.48% in the third quarter of 2009 and 1.77% in the third quarter of 2010. The Company’s current strategy of de-leveraging its balance sheet has enabled it to aggressively price deposits downward.

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Total interest and dividend income decreased by $866,000, or 5.4%, a result of a decrease in the average balance of total loans of $47.5 million, or 6.5%, from $731.6 million in the third quarter of 2009, to $684.1 million in the third quarter of 2010. The decrease in loan balances is the result of the focus on, and resolution of, problems loans in the current portfolio and away from new loan generation.

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In the third quarter of 2010, the Company expensed $1.1 million in provision for loan losses for non-covered loans. That followed a provision of $20.4 million in the second quarter of 2010 for the non-covered loan portfolio. The provision for loan losses for non-covered loans was $5.2 million in the third quarter of 2009. The $1.1 million in third quarter provision indicates that management believes the aggressive increase to its allowance for loan losses in the second quarter of 2010 was appropriate in relation to the level of nonperforming assets.

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Better than expected performance in the FDIC covered loan portfolio resulted in a reduction to the FDIC indemnification asset by $1.3 million, which is reflected as negative noninterest income.   This impact is partially offset by increased accretable yield in the third quarter of 2010 and is expected to be fully recouped in future periods in the form of additional accretable yield, positively affecting the net interest margin.

Rex L. Smith III, the Bank’s Executive Vice President and Chief Banking Officer and acting chief executive officer stated, “Over the past two quarters, we have completely refocused our priorities and strategies to those that are essential for the successful operation of a profitable community bank.  We have struggled for too long with the issues of integrating the cultures and systems of four very diverse banks, and the centralization of key processes.  During the second quarter, we took a number of key steps, including the implementation of a new risk grading system, and an associated independent loan review of approximately 70% of the entire portfolio, to address issues in our loan portfolio and credit quality.  This risk grading system is resulting in a more quantifiable and uniform process for how risk grades are assigned across our portfolio.  This system allows us to better identify impaired loans and recognize losses on bad loans, which in turn accounted for the large increase in provision in the second quarter.  We continue to remain active in our review of the entire loan portfolio, as our focus is now on loans that are not rated as impaired or worse.  We also added key members to our special assets group in the third quarter, who have specific direction to show significant progress each quarter as they work through problem loans.  As a result, we believe that future loan loss provisions should be in line with that of the third quarter as the volume of nonperforming loans appears to have stabilized and overall non-covered loan volume continues to decline.  Reducing the level of nonperforming loans is a top priority.”

Mr. Smith added, “We also have focused on those actions that will have the largest impact on our future profitability.  As we announced in September, we implemented an expense reduction initiative that eliminated certain management-level positions and centralized support services to our Virginia headquarters.  This initiative will reduce our annual payroll costs by approximately $2.3 million.  We continue to review each of our noninterest expenses to ensure efficiency in our operations.  From an income standpoint, we are reducing our costs of funds by introducing electronic-based low-cost deposit products, while increasing our fee-based businesses and making wide, sweeping changes in other lines of business.  Some of these items will have an immediate positive effect on the income statement, but others will take several quarters to be recognized.”

Mr. Smith noted, “We have worked hard to evaluate the value that each of our markets and branches provides to the Bank, including the business lines that we must deliver in each one.  We have looked for strategic opportunities for those areas that do not fit into our profit-driven operating strategy. To date, opportunities that would not adversely affect our capital position or prospects for future profitability have not materialized.”

Mr. Smith stated, “While we are pleased with the trend of reduced losses in the third quarter, we will continue to press forward until a sustainable operating profit is achieved.  I am optimistic that this will begin in the fourth quarter and we will carry that momentum into 2011.”

Key highlights:
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Net interest margin increased from 4.04% in the second quarter of 2010 to 4.30% in the most recent quarter, principally due to improvements in the yield on FDIC covered loans, at carrying value, from 9.76% to 11.65%, and a reduction in the Company’s cost of interest bearing liabilities during the quarter from 1.89% to 1.77%.

•	Loans past due 30 – 89 days decreased from $24.6 million at June 30, 2010 to $18.3 million at September 30, 2010, a decrease of $6.3 million, or 25.6%.
•
During the quarter, the Company implemented centralization efforts and management and staffing reductions that will represent an annual cost savings to the Company of approximately $2.3 million, which reductions will begin positively influencing earnings in the fourth quarter of 2010.

•
The Company continues to maintain adequate liquidity, with a large securities portfolio of $335.8 million at September 30, 2010 and gross unrealized gains on securities available-for-sale (AFS) and securities held-to-maturity (HTM) of $10.2 million and $4.8 million, respectively, at September 30, 2010.

•	Excluding FDIC covered assets, loans past due 90 days and accruing interest were very low, at $35,000 and $0 at September 30, 2010 and June 30, 2010, respectively.
•
The ratio of nonperforming assets to loans and other real estate was 8.64% at September 30, 2010 compared with 8.12% at June 30, 2010, reflecting a slight increase in nonperforming assets coupled with a decrease in loans and other real estate.

•	Excluding FDIC covered assets, the ratio of allowance for loan losses to total loans was 6.27% at September 30, 2010 compared with 6.89% at June 30, 2010.
•	Excluding FDIC covered assets, the ratio of allowance for loan losses to nonperforming assets was 72.09% at September 30, 2010 compared with 84.27% at June 30, 2010.

The Company has worked closely with its regulators as it has attempted to address the issues involved in integrating the four predecessor banks and their different cultures and concerns with asset quality and the uncertainty of the real estate markets and general economy in the Company’s markets.  As a result of these discussions and the regulators’ examinations, the Company expects that it will enter into a written agreement with the Federal Reserve Bank of Richmond and Virginia’s Bureau of Financial Institutions in the first quarter of 2011.  At this time, the Company does not know the exact contents of such an action, but the Company expects that it will include provisions that address, among other matters, the Company’s development of credit risk management practices appropriate for the Company’s size, complexity and risk profile and the enhancement of its overall system for managing credit risk.  A written agreement will require that any written plans or programs that the Company wishes to adopt in order to address these issues be approved by regulators and implemented promptly upon receipt of such approval.

Mr. Smith stated, “We have a very constructive working relationship with our regulators, and we have coordinated closely with them as we have been working to address our regulatory issues.  We have made significant progress in developing controls and risk management practices and are squarely focused on providing our regulators with the necessary comfort that we are operating a financially sound institution.”

The Company expects the written agreement to also address formally the ability of management and the Company’s Board of Directors to properly oversee the remediation of identified issues.  The Company has thoroughly reviewed current management and Board skills and is in the process of developing and implementing enhanced corporate governance structures and principles.  As previously reported, the Board is currently in the process of searching for a new chief executive officer for the Company.

The Company also announced that it will defer the November 2010 payment of its regular quarterly cash dividend with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which the Company issued to the United States Department of Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008.  The Company had previously deferred the August 2010 payment.  The Company has also deferred, beginning in September 2010, the interest payments that it makes with respect to trust preferred subordinated debt.

RESULTS OF OPERATIONS
Net loss available to common stockholders was $1.6 million, or $0.07 per common share on a diluted basis, for the quarter ended September 30, 2010 compared with a net loss of $2.2 million, or $0.10 per common share on a diluted basis, for the quarter ended September 30, 2009.  The reduced loss for the quarter was primarily driven by a reduction in the provision for loan losses of $4.1 million, from $5.2 million in the third quarter of 2009 to $1.1 million for the third quarter of 2010.  The decrease was offset by a $3.7 million decrease in noninterest income, reflecting increased securities and other real estate losses, as well as better than expected losses in the covered loan portfolio resulting in $1.3 million of the reduction of the FDIC indemnification asset during the quarter ended September 2010.

For the nine months ended September 30, 2010, net loss available to common stockholders was $24.5 million, compared with net loss available to common stockholders of $15.9 million for the same period in 2009.  These losses represented $1.14 per share on a fully diluted basis, versus $0.74 for the first nine months of 2009.  Losses for the nine months ended September 30, 2010 were primarily driven by two factors: $27.4 million in loan loss provisions and an impairment charge for the remaining $5.7 million of non-tax deductible goodwill in the second quarter of 2010.

Net Interest Income
Net interest income on a tax equivalent basis was $11.1 million for the quarter ended September 30, 2010, compared to $10.6 million for the quarter ended June 30, 2010.  This represents an increase of 5.2%.  Net interest income on a tax equivalent basis increased $2.5 million, or 8.3%, for the first nine months of 2010 versus the same period in 2009.  Loan interest income was adversely affected by declining loan balances as well as an increase in nonperforming loans throughout the second half of 2009 and the first nine months of 2010.  However, an aggressive deposit pricing strategy with respect to all deposit categories offset the decline in loan income, which resulted in the increase in net interest income.  Interest expense on deposits equalled $4.1 million for the three months ended September 30, 2010, which represented a $345,000, or 7.7%, improvement from the quarter ended June 30, 2010 as well as a $1.9 million, or 31.3%, improvement from the quarter ended September 30, 2009.  Interest expense totalled $14.5 million for the nine months ended September 30, 2010 compared with $19.5 million for the same period in 2009, a $5.0 million, or 25.8%, improvement.

The net interest margin on a tax equivalent basis for the quarter ended September 30, 2010 increased 26 basis points to 4.30% compared with 4.04% for the quarter ended June 30, 2010.  The net interest margin on a tax equivalent basis for the quarter ended September 30, 2010 increased 52 basis points from 3.78% for the quarter ended September 30, 2009.  The primary component influencing net interest income, as well as the net interest margin, was a lower overall interest expense relative to the deposit base.  Management proactively lowered rates on virtually all deposits during 2009 and 2010 in an effort to enhance earnings. This resulted in a 12 basis point, or 6.6%, decline in the cost of deposits on a linked quarter basis and a 74 basis point decline from the quarter ended September 30, 2010.  The most significant influence on the cost of funds for the Bank was the repricing of the time deposit base during the same period.  The average cost of time deposits declined 14 basis points, from 2.32% for the quarter ended June 30, 2010, to 2.18% for the quarter ended September 30, 2010.  The average cost of time deposits was 2.18% for the quarter ended September 30, 2010, an 88 basis points decline from 3.06% for the quarter ended September 30, 2009.  This improvement was the direct result of prudent deposit pricing in all regions, while not compromising the Bank’s liquidity.

An additional benefit to the net interest margin was the improved yield on FDIC covered loans.  On a linked quarter basis, the yield on covered loans equaled 11.65% for the quarter ended September 30, 2010, an improvement of 189 basis points from the quarter ended June 30, 2010 and 200 basis points from the third quarter of 2009.  This is primarily the result of better than expected performance on these loans since the forecast at the acquisition date.  FDIC covered loans are held on the balance sheet at carrying value.

For the first nine months of 2010, the net interest margin on a tax equivalent basis increased 48 basis points to 4.12% compared with 3.64% for the same period in 2009.  As noted above, the primary component influencing net interest income, as well as the net interest margin, was a lower overall interest expense relative to the deposit base. The cost of deposits declined 66 basis points from 2.50% to 1.84% over these respective periods.

An additional benefit to the net interest margin for the first nine months of 2010 again was the improved yield on FDIC covered loans.  The yield on these loans improved 103 basis points from 9.34% for the first nine months of 2009 to 10.37% for the same period in 2010.

The following tables set forth, for each category of interest-earning assets and interest bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts, and the average rate earned or paid for the quarters ended and nine months ended September 30, 2010 and 2009. The tables also set forth the average rate paid on total interest bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Except as indicated in the footnotes, no tax equivalent adjustments were made and all average balances are daily average balances. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS

	Three months ended September 30, 2010			Three months ended September 30, 2009
(dollars in thousands)	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid
ASSETS:
Loans non covered, including fees	$ 557,324	$ 8,235	5.91%	$ 559,547	$ 8,820	6.31%
FDIC covered loans, including fees	126,818	3,692	11.65	172,050	4,152	9.65
Total loans	684,142	11,927	6.97	731,597	12,972	7.09
Interest bearing bank balances	15,748	19	0.48	11,061	60	2.17
Federal funds sold	3,814	1	0.08	20,905	10	0.19
Securities (taxable)	239,766	2,340	3.90	216,277	2,081	3.85
Securities (tax exempt)(1)	90,819	1,310	5.77	91,927	1,358	5.91
Total earning assets	1,034,289	15,597	6.03	1,071,767	16,481	6.15
Allowance for loan losses	(39,044)			(13,290)
Non-earning assets	197,548			193,267
Total assets	$ 1,192,793			$1,251,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand - interest bearing	$ 233,102	$ 385	0.66	$ 200,965	$ 381	0.76
Savings	63,400	91	0.57	58,438	100	0.68
Time deposits	674,080	3,665	2.18	724,191	5,545	3.06
Total deposits	970,582	4,141	1.71	983,594	6,026	2.45
Federal funds purchased	49	1	0.60	1,126	2	0.71
FHLB and other borrowings	41,124	342	3.32	40,005	338	3.38
Total interest bearing liabilities	1,011,755	4,484	1.77	1,024,725	6,366	2.48
Noninterest bearing deposits	63,422			61,269
Other liabilities	7,622			19,000
Total liabilities	1,082,799			1,104,994
Stockholders’ equity	109,994			146,750
Total liabilities and stockholders’ equity	$1,192,793			$1,251,744
Net interest earnings		$ 11,113			$10,115
Net interest spread			4.26%			3.67%
Net interest margin			4.30%			3.78%

(1)Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS

	Nine months ended September 30, 2010			Nine months ended September 30, 2009
(dollars in thousands)	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid
ASSETS:
Loans non covered, including fees	$ 570,090	$25,436	5.95%	$ 547,578	$26,236	6.39%
FDIC covered loans, including fees	137,246	10,671	10.37	162,476	11,380	9.34
Total loans	707,336	36,107	6.81	710,054	37,616	7.06
Interest bearing bank balances	18,527	73	0.53	23,332	262	1.50
Federal funds sold	4,018	5	0.18	20,914	36	0.23
Securities (taxable)	219,602	6,507	3.95	250,738	7,580	4.03
Securities (tax exempt)(1)	91,454	3,999	5.83	84,255	3,747	5.93
Total earning assets	1,040,937	46,691	5.98	1,089,293	49,241	6.03
Allowance for loan losses	(27,091)			(10,484)
Non-earning assets	199,365			194,924
Total assets	$ 1,213,211			$1,273,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand - interest bearing	$ 224,204	$ 1,178	0.70	$ 193,998	$ 1,556	1.07
Savings	62,053	271	0.58	54,733	374	0.91
Time deposits	690,223	12,036	2.32	734,653	16,513	3.00
Total deposits	976,480	13,485	1.84	983,384	18,443	2.50
Federal funds purchased	229	1	0.60	1,085	6	0.74
FHLB and other borrowings	41,124	1,006	3.26	43,415	1,071	3.29
Total interest bearing liabilities	1,017,833	14,492	1.90	1,027,884	19,520	2.53
Noninterest bearing deposits	62,756			61,313
Other liabilities	9,276			26,041
Total liabilities	1,089,865			1,115,238
Stockholders’ equity	123,346			158,495
Total liabilities and stockholders’ equity	$1,213,211			$1,273,733
Net interest earnings		$ 32,199			$29,721
Net interest spread			4.08%			3.50%
Net interest margin			4.12%			3.64%

(1)Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Provision for Loan Losses
The Company incurred $1.1 million in provision for loan losses for non-covered loans for the quarter ended September 30, 2010 and a $5.2 million provision for the quarter ended September 30, 2009.  The ratio of the allowance for loan losses to nonperforming non-covered loans was 79.3% at September 30, 2010 compared with 89.7% at December 31, 2009. The ratio of allowance for loan losses to total non-covered loans was 6.27% at September 30, 2010 compared with 3.14% at December 31, 2009. For the quarter ended September 30, 2010, net charge-offs were $5.6 million compared with net charge-offs of $1.2 million for the quarter ended September 30, 2009.

The provision for loan losses for non-covered loans totalled $26.6 million for the nine months ended September 30, 2010 versus $11.3 million for the same period in 2009.  Through the first nine months of 2010, the Company had net charge-offs on non-covered loans of $10.4 million versus $2.0 million for the same period in 2009.

For the nine months ending September 30, 2010, a provision for loan losses on the covered loan portfolio of $880,000 established an allowance for covered loan losses of the same amount.  This provision was due solely to timing differences in expected cash flows, not an increase in expected losses. This provision occurred in the second quarter of 2010.

While the covered loan portfolio contains significant risk, it was considered in determining the initial fair value, which was reflected as the carrying value recorded at the time of the Suburban Federal Savings Bank (“SFSB”) transaction, less the FDIC guaranteed portion of losses on covered assets.

Noninterest Income
On a linked quarter basis, noninterest income was negative $1.5 million in the third quarter of 2010, compared with negative $115,000 for the second quarter of 2010.  Noninterest income was $2.1 million in the third quarter of 2009. The decline in noninterest income was due to lower than expected losses in the covered loan portfolio, which resulted in a reduction of the FDIC indemnification asset of $1.3 million during the quarter. This reduction is offset by increased loan yield on covered loans evidenced in the net interest margin calculation.  Other noninterest income for the third quarter of 2010 included losses on sales of securities of $296,000 versus losses of $452,000 for the second quarter 2010 and gains of $612,000 for the third quarter of 2009.  Lastly, the Company had losses due to fair market value adjustments on non-covered other real estate of $514,000 during the third quarter of 2010.

The Company’s primary source of core noninterest income are service charges on deposit accounts, which include insufficient funds charges, check cashing fees, official check fees, and safe deposit box rentals. On a linked quarter basis, service charges on deposit accounts were $659,000 for the quarter ended September 30, 2010 compared with $622,000 for the quarter ended June 30, 2010. Service charges on deposit accounts were $674,000 in the third quarter of 2009.

For the nine months ended September 30, 2010, noninterest income was negative $1.2 million compared with positive $24.9 million for the first nine months of 2009.  The magnitude of the $26.1 million change year over year was due to the one-time $20.3 million pre-tax gain related to the acquisition of SFSB in 2009.  Excluding the one-time gain in 2009, noninterest income would have been $4.7 million for the first three quarters, which would have resulted in a decline in noninterest income of $5.9 million when comparing the nine month periods.

Other noninterest income for the first nine months of  2010 included write-downs and losses of $772,000 on covered other real estate in the FDIC acquired SFSB portfolio, comprised of $3.9 million of write-downs and sales offset by $3.1 million due from the FDIC.  The net amount reflects the Company’s 20% loss portion under the shared loss agreements with the FDIC.

In addition, lower than expected losses in the covered loan portfolio resulted in a reduction of the FDIC indemnification asset of $2.0 million during the first nine months of 2010. These losses are partially offset by increased loan yield on covered loans presented in the net interest margin calculation. Service charges on deposit accounts were $1.9 million for the first nine months of 2010 and remained virtually unchanged from the same period in 2009.  Securities losses totaled $394,000 for the first nine months of 2010 compared with $905,000 in gains for the first nine months of 2009.  The losses reflect the other than temporary impairment (OTTI) charge taken on financial institution securities held at the parent level. The Company determined that it did not have the intent to hold these securities for a sufficient amount of time to allow them to recover their value.  The Bank’s securities portfolio continues to have no other than temporary impairments.

Noninterest Expense
Noninterest expenses totalled $10.4 million for the three months ended September 30, 2010 compared with $10.5 million for the three months ended June 30, 2010, excluding impairment of goodwill of $5.7 million in the second quarter of 2010, or a decrease of $61,000. Noninterest expenses for the quarter ended September 30, 2010 increased $500,000, or 4.5%, to $10.4 million compared with $9.9 million for the quarter ended September 30, 2009.

Salaries and employee benefits were $5.3 million, or 50.6% of all noninterest expenses for the quarter ended September 30, 2010, compared with $4.8 million, or 46.0% of all noninterest expenses for the quarter ended June 30, 2010, excluding the impairment of goodwill. Salaries and wages for the quarter ended September 30, 2010 increased $415,000, or 8.6%, from the same quarter in 2009.

Occupancy expenses equaled $774,000 for the three months ended September 30, 2010 versus $713,000 for the three months ended June 30, 2010, an increase of $61,000, or 8.6%. Occupancy expenses increased $22,000, or 2.9% for the three months ended September 30, 2010 compared to $752,000 for the third quarter of 2009.

Equipment expenses equaled $322,000 for the three months ended September 30, 2010 versus $363,000 for the three months ended June 30, 2010, a decrease of $41,000, or 11.3%. Equipment expenses decreased $114,000, or 26.1% for the three months ended September 30, 2010 compared to $436,000 for the third quarter of 2009.

FDIC deposit insurance expense was $579,000 in for the three months ended September 30, 2010 compared with $613,000 for the quarter ended June 30, 2010, a decline of 5.6%. FDIC deposit insurance expenses aggregated $436,000 for the third quarter of 2009.  Increased FDIC expenses during the first and second quarters of 2010 represent the amortization of the $8.7 million payment made at year end 2009, which is expensed over three years in amounts prescribed by the FDIC.

Other noninterest expenses include professional fees of $425,000 for the three months ended September 30, 2010 compared to $743,000 for the three months ended June 30, 2010, a decrease of $318,000, or 42.8%. Professional fees increased $240,000 for the quarter ended September 30, 2010 versus the quarter ended September 30, 2009 due solely to contracted labor for internal audit, external loan review, and additional labor to implement the accounting for loans managed under the FDIC shared-loss agreements.  Management anticipates lower professional fees in future quarters.

Legal fees for the three months ended September 30, 2010 were $117,000 compared to $96,000 for the three months ended June 30, 2010, a $21,000 increase, or 21.9%. However, legal fees declined $100,000 for the third quarter of 2010 versus the quarter ended September 2009 due to legal work necessitated by the SFSB transaction.

Other noninterest expenses for the three months ended September 30, 2010 included other operating expenses of $1.6 million and amortization of intangibles of $565,000.  Other operating expenses decreased by $362,000 from the quarter ended June 30, 2010 and $150,000 from the quarter ended September 30, 2009.

For the nine months ended September 30, 2010, noninterest expenses aggregated $36.4 million, a decline of $17.4 million, or 32.4%, compared with $53.8 million for the same period in 2009.  Excluding goodwill impairment charges, noninterest expenses would have totaled $30.7 million for the first nine months of 2010 versus $29.8 million for the first nine months of 2009.

Salaries and employee benefits were $15.2 million, and represented 49.5% of all noninterest expenses excluding the goodwill impairment charge, for the first nine months of the year.  Salaries and employee benefits increased $897,000, or 6.3%, from the same period in 2009.   Occupancy expenses were $2.2 million for the nine months ended September 30, 2010 compared with $1.9 million for the same period in 2009.  The $340,000, or 18.0%, increase in occupancy expenses noted above is the direct result of having a full nine months of expense related to the acquisition of bank premises in May 2009 associated with the SFSB transaction. Equipment expenses were $1.1 million through September 30, 2010 versus $1.2 million for the first nine months of 2009, a decrease of $101,000.

FDIC deposit insurance expenses totaled $1.8 million for the first nine months of 2010 compared with $1.3 million for the same period in 2009.  The FDIC expenses taken during 2010 represent the amortization of the $8.7 million pre-payment from year-end 2009, which include all of the SFSB deposits.

Professional fees were $1.5 million for the first three quarters of 2010 compared with $1.3 million for the same period in 2009.  Professional fees increased by $161,000, or 12.0%, for the first nine months of 2010 versus the same period of 2009.  Professional fees were high for both periods due to increased contract labor in 2010 and 2009 professional fees reflected one time fees related to the SFSB transaction. Legal fees declined $513,000, or 66.5%, from $772,000 in the first nine months of 2009 to $259,000 for the same period of 2010.  Again, the Bank incurred higher legal costs in the first nine months of 2009 related to the SFSB transaction.

Data processing fees declined $404,000, or 18.2%, from $2.2 million for the nine months ended September 30, 2009, to $1.8 million for the same period in 2010.  The decline is attributable to the full integration of the SFSB platform in 2009.

Other noninterest expenses for the nine months ended September 30, 2010 included other operating expenses of $5.1 million and amortization of intangibles of $1.2 million, which were consistent with the same period in 2009.

Income Taxes
Income tax benefit was $1.1 million for the three months ended September 30, 2010, compared with income tax benefit of $1.5 million for the same period in 2009.

The Company recorded an income tax benefit of $10.6 million for the first nine months of 2010 versus income tax expense of $3.4 million for the first nine months of 2009.  Despite reporting a pre-tax loss of $11.7 million for the first nine months of 2009, the Company incurred an income tax expense of $3.4 million due to the gain recorded on the SFSB transaction and the non-deductible nature of goodwill impairment charges.

FINANCIAL CONDITION
At September 30, 2010, the Company had total assets of $1.178 billion, a decrease of $48.9 million, or 4.0%, from $1.227 billion at December 31, 2009. Total loans, including loans covered by the FDIC share loss agreements of $123.0 million, aggregated $670.7 million at September 30, 2010 decreasing $58.9 million, or 8.1%, from $729.6 million at December 31, 2009.   The carrying value of covered loans declined $28.8 million, or 18.4%, from December 31, 2009. The reduction in the covered loan portfolio was due to the work of the Company’s special assets department in handling the disposition of FDIC covered assets and declining balances of FDIC covered loans.  Non-covered loans equaled $547.5 million at September 30, 2010, declining $31.1 million, or 5.4%, since year end.  The decline in loan volume within the non-covered loan portfolio was the direct result of $10.4 million in net loan charge-offs coupled with loan run-off and an overall decrease in loan demand.

The Company’s securities portfolio increased $34.9 million, or 11.6%, during the first three quarters of 2010 to equal $335.8 million. The Company had Federal funds sold of $2.9 million at September 30, 2010 versus none at year-end 2009.  The increase in the securities portfolio and overnight funds was due to the decline in total loans noted above, as excess deposit balances were invested accordingly.

At September 30, 2010, the Company had a net unrealized gain on the AFS portfolio of $10.2 million compared with a net unrealized gain of $3.1 million at December 31, 2009.

In October 2010, the Bank sold $71.6 million in AFS securities.  These transactions had several strategic components.  First, the Company is attempting to de-leverage its balance sheet to increase its Tier 1 leverage capital ratio.  Second, the sales shorten the duration of the Company’s asset base and make it less vulnerable to an increase in interest rates.  Third, the sales resulted in a gain of $3.4 million, which is immediately accretive, net of tax, and will enhance the Bank’s capital ratios.  All of these transactions will settle and be reported in the fourth quarter of 2010.  There is no assurance that this net gain will be fully realized during the fourth quarter of 2010, as the Company may engage in transactions, for liquidity purposes or otherwise, that result in securities losses.

Total deposits at September 30, 2010 were $1.018 billion, decreasing $13.7 million from December 31, 2009, time deposits declined $42.5 million during the first nine months of 2010 as management continued to lower rates among all regions as loan demand was weak and covered loans continued to decline in volume. The most notable increase by deposit category was evidenced in money market deposit accounts, which increased $14.8 million, or 13.1%, during the first nine months of 2010.  Other accounts such as NOW, savings, and demand deposits collectively increased $6.7 million or 4.4%. The Company’s total loan-to-deposit ratio was 65.9% at September 30, 2010 and 70.7% at December 31, 2009.

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of September 30, 2010 and December 31, 2009.

Stockholders’ equity at September 30, 2010 was $110.7 million and represented 9.4% of total assets. Stockholders’ equity was $131.6 million, or 10.7% of total assets, at December 31, 2009.  Stockholders’ equity was impacted by the net operating loss and write-off of remaining goodwill.  The reduction in goodwill did not impact tangible equity or regulatory capital ratios.

Asset Quality – non-covered assets
The Company maintains a list of non-covered loans that have potential weaknesses and thus may need special attention. This nonperforming loan list is used to monitor such loans and is used in the determination of the appropriateness of the allowance for loan losses. At September 30, 2010, non-covered nonperforming assets totaled $47.7 million and net charge-offs were $10.4 million for the nine month period then ended. This compares with nonperforming assets of $21.8 million and net charge-offs of $7.9 million at and for the year ended December 31, 2009. Nonperforming loans increased $25.8 million during the first nine months of 2010.

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

(dollars in thousands)
	September 30, 2010	December 31, 2009
Nonaccrual loans	$ 43,298	$ 20,011
Loans past due over 90 days and accruing interest	35	247
Total nonperforming non-covered loans	43,333	20,258
Other real estate owned (OREO) – non-covered	4,320	1,586
Total nonperforming non-covered assets	$ 47,653	$ 21,844

Balances
Allowance for loan losses	$ 34,353	$ 18,169
Average loans during quarter, net of unearned income	557,324	573,367
Loans, net of unearned income	547,509	578,629

Ratios
Allowance for loan losses to loans	6.27%	3.14%
Allowance for loan losses to nonperforming assets	72.09%	83.18%
Allowance for loan losses to nonaccrual loans	79.34%	90.80%
Nonperforming assets to loans and other real estate	8.64%	3.77%
Net charge-offs for quarter to average loans, annualized	3.98%	4.09%

 A further breakout of nonaccrual loans, excluding covered loans, at September 30, 2010 and December 31, 2009 is below (dollars in thousands):

	September 30, 2010			December 31, 2009
	Amount of Non Accrual	Non- Covered Loans	% of Non-Covered Loans	Amount of Non Accrual	Non-Covered Loans	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$10,925	$144,319	7.57%	$ 4,750	$146,141	3.25%
Commercial	4,593	210,812	2.18%	3,861	188,991	2.04%
Construction and land development	23,964	110,581	21.67%	10,115	144,297	7.01%
Second mortgages	187	11,093	1.69%	194	13,935	1.39%
Multifamily	—	10,754	—	—	11,995	—
Agriculture	—	4,030	—	—	5,516	—
Total real estate loans	39,669	491,589	8.07%	18,920	510,875	3.70%
Commercial loans	3,312	43,980	7.53%	174	42,157	0.41%
Consumer installment	317	10,223	3.10%	910	14,145	6.43%
All other loans	—	2,087	—	7	12,205	0.06%
Gross loans	$43,298	$547,879	7.90%	$20,011	$579,382	3.45%

At September 30, 2010 and December 31, 2009, total impaired non-covered loans equaled $127.1 million and $56.5 million, respectively. Management has adopted a nine point risk rating system for which credits are continually monitored for proper classification.  The increase in impaired loans demonstrates weakening economic conditions specifically in the real estate market and management’s determination that these credits warrant substandard or worse classification.

Impaired loans, by definition, are loans where management believes that it is more likely than not that the borrower will not be able to fully meet its contractual obligations, including all principal and interest payments.  Under the Company’s current internal loan grading system, this includes all loans adversely classified “substandard” or worse.  These impaired loans have been determined through analysis, appraisals, or other methods used by management.

Asset Quality – covered assets
The Company makes an estimate of the total cash flows that it expects to collect from a pool of covered loans, which include undiscounted expected principal and interest.  Over the life of the loan or pool, the Company continues to estimate cash flows expected to be collected.  Subsequent decreases in cash flows expected to be collected over the life of the pool are recognized as impairment in the current period through the allowance for loan losses.  Subsequent increases in expected cash flows are first used to reverse any existing valuation allowance for that loan or pool.  Any remaining increase in cash flows expected to be collected is recognized as an adjustment to the yield over the remaining life of the pool.  An impairment charge of $880,000 was posted to the allowance for loan losses during the period ended September 30, 2010 and no impairment charge was taken at December 31, 2009.

Covered assets that would normally be considered nonperforming except for the accounting requirements regarding purchased impaired loans and other real estate owned covered by the FDIC shared loss agreements at September 30, 2010 and December 31, 2009 are as follows;

(dollars in thousands)
	September 30, 2010	December 31, 2009
Nonaccrual covered loans(1)	$ 22,993	$ 49,906
Fair value adjustment	(12,608)	(22,199)
Nonaccrual covered loans at fair value	10,385	27,707
Other real estate owned (OREO) - covered	10,104	12,822
Total nonperforming covered assets	$ 20,489	$ 40,529

(1)Amount is based on contractual book value.  Contractual book value of total covered loans is $200.9 million and $242.0 million at September 30, 2010 and December 31, 2009, respectively.  In accordance with appropriate accounting guidance, covered loans are recorded at carrying value or $123.2 million and $150.9 million at September 30, 2010 and December 31, 2009, respectively.

Capital Requirements
The determination of capital adequacy depends upon a number of factors, such as asset quality, liquidity, earnings, growth trends and economic conditions. The Company seeks to maintain a strong capital base to support its growth and expansion plans, provide stability to current operations and promote public confidence in the Company.

The federal banking regulators have defined three tests for assessing the capital strength and adequacy of banks, based on two definitions of capital. “Tier 1 Capital” is defined as a combination of common and qualifying preferred stockholders’ equity less goodwill. “Tier 2 Capital” is defined as qualifying subordinated debt and a portion of the allowance for loan losses. “Total Capital” is defined as Tier 1 Capital plus Tier 2 Capital. Three risk-based capital ratios are computed using the above capital definitions, total assets and risk-weighted assets and are measured against regulatory minimums to ascertain adequacy. All assets and off-balance sheet risk items are grouped into categories according to degree of risk and assigned a risk-weighting and the resulting total is risk-weighted assets. “Tier 1 Risk-based Capital” is Tier 1 Capital divided by risk-weighted assets. “Total Risk-based Capital” is Total Capital divided by risk-weighted assets. The leverage ratio is Tier 1 Capital divided by total average assets.

The Company’s ratio of  Total Risk-based Capitalwas 14.2% as of September 30, 2010. The ratio of Tier 1 Risk-based Capital  was 13.0% as of June 30, 2010. The Company’s leverage ratio was 7.5% as of September 30, 2010.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company, under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

Financial Statements

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS	(dollars in thousands)
Cash and due from banks	$12,418	$13,575
Interest bearing bank deposits	12,504	18,660
Federal funds sold	2,942	—_
Total cash and cash equivalents	27,864	32,235

Securities available for sale, at fair value	237,088	179,440
Securities held to maturity, at cost (fair value of $96,540 and $117,008, respectively)	91,765	113,165
Equity securities, restricted, at cost	6,990	8,346
Total securities	335,843	300,951

Loans not covered by FDIC shared-loss agreement	547,509	578,629
Loans covered by FDIC shared-loss agreement	123,172	150,935
Total loans	670,681	729,564
Allowance for loan losses (non-covered loans of $34,353 and $18,169, respectively; covered loans of $829 and $0, respectively)	(35,182)	(18,169)
Net loans	635,499	711,395

FDIC indemnification asset	61,170	76,107
Bank premises and equipment, net	35,985	37,105
Other real estate owned, covered by FDIC shared-loss agreement	10,104	12,822
Other real estate owned, non-covered	4,320	1,586
Bank owned life insurance	6,759	6,534
FDIC receivable under shared-loss agreement	24,269	7,950
Core deposit intangibles, net	15,384	17,080
Goodwill	—	5,727
Other assets	20,645	17,231
Total assets	$1,177,842	$1,226,723

LIABILITIES
Deposits:
Noninterest bearing	$69,494	$62,198
Interest bearing	948,251	969,204
Total deposits	1,017,745	1,031,402

Federal funds purchased	—	8,999
Federal Home Loan Bank advances	37,000	37,000
Trust preferred capital notes	4,124	4,124
Other liabilities	8,241	13,604
Total liabilities	1,067,110	1,095,129

STOCKHOLDERS’ EQUITY
Preferred stock (5,000,000 shares authorized, $0.01 par value; 17,680 shares issued and outstanding)	17,680	17,680
Warrants on preferred stock	1,037	1,037
Discount on preferred stock	(709)	(854)
Common stock (200,000,000 shares authorized, $0.01 par value; 21,468,455 shares issued and outstanding)	215	215
Additional paid in capital	143,999	143,999
Retained deficit	(57,144)	(32,019)
Accumulated other comprehensive income	5,654	1,536
Total stockholders’ equity	110,732	131,594
Total liabilities and stockholders’ equity	$1,177,842	$1,226,723

See accompanying notes to unaudited consolidated financial statements

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (RESTATED)
(dollars and shares in thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest and dividend income
Interest and fees on non-covered loans	$8,235	$8,820	$25,436	$26,236
Interest and fees on FDIC covered loans	3,692	4,152	10,671	11,380
Interest on federal funds sold	1	10	5	36
Interest on deposits in other banks	19	60	73	262
Interest and dividends on securities
Taxable	2,340	2,081	6,507	7,580
Nontaxable	866	896	2,640	2,473
Total interest and dividend income	15,153	16,019	45,332	47,967
Interest expense
Interest on deposits	4,141	6,026	13,485	18,443
Interest on federal funds purchased	1	2	1	6
Interest on other borrowed funds	342	338	1,006	1,071
Total interest expense	4,484	6,366	14,492	19,520
Net interest income	10,669	9,653	30,840	28,447
Provision for loan losses	1,116	5,231	27,440	11,271
Net interest income after provision for loan losses	9,553	4,422	3,400	17,176
Noninterest income
Service charges on deposit accounts	659	674	1,846	1,863
Gain on bank acquisition transaction	—	—	—	20,255
Gain (loss) on securities transactions, net	(296)	612	(394)	905
Gain (loss) on sale of other real estate	(770)	500	(4,329)	563
Other	(1,120)	356	1,650	1,337
Total noninterest income	(1,527)	2,142	(1,227)	24,923
Noninterest expense
Salaries and employee benefits	5,255	4,840	15,191	14,294
Occupancy expenses	774	752	2,226	1,886
Equipment expenses	322	436	1,097	1,198
Legal fees	117	217	259	772
Professional fees	425	185	1,502	1,341
FDIC assessment	579	436	1,797	1,310
Data processing fees	735	743	1,813	2,217
Amortization of intangibles	565	565	1,696	1,675
Impairment of goodwill	—	—	5,727	24,032
Other operating expenses	1,615	1,765	5,114	5,118
Total noninterest expense	10,387	9,939	36,422	53,843
Loss before income taxes	(2,361)	(3,375)	(34,249)	(11,744)
Income tax expense (benefit)	(1,062)	(1,473)	(10,570)	3,380
Net loss	$(1,299)	$(1,902)	$(23,679)	$(15,124)

Dividends accrued on preferred stock	—	223	442	661
Accretion of discount on preferred stock	48	47	145	135
Non paid dividend	221	—	221	—
Net loss available to common stockholders	$(1,568)	$(2,172)	$(24,487)	(15,920)
Net loss per share — basic	$(0.07)	$(0.10)	$(1.14)	$(0.74)
Net loss per share — diluted	$(0.07)	$(0.10)	$(1.14)	$(0.74)
Weighted average number of shares outstanding
basic	21,468	21,468	21,468	21,468
diluted	21,468	21,468	21,468	21,468

Non-GAAP Financial Measures

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets; and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following tables reconcile these non-GAAP measures from their respective GAAP basis measures.

(dollars in thousands, except per common share data)

Common Tangible Book Value	9/30/10	6/30/10	12/31/09
Total Stockholder's Equity	110,732,000	109,108,000	131,594,000
Preferred Stock	18,008,000	17,960,000	17,863,000
Goodwill	-	-	5,727,000
Core deposit intangible	15,384,000	15,949,000	17,080,000
Common Tangible Book Value	$77,340,000	$75,199,000	$90,924,000
Shares Outstanding	21,468,455	21,468,455	21,468,455
Common Tangible Book Value Per Share	$3.60	$3.50	$4.24

Stock Price	$0.99	$2.24	$3.21
Price/Common Tangible Book	27.5%	63.9%	75.8%

Common Tangible Book/Common Tangible Assets
Total Assets	1,177,842,000	1,203,894,000	1,226,723,000
Preferred Stock (net)	18,008,000	17,960,000	17,863,000
Goodwill	-	-	5,727,000
Core deposit intangible	15,384,000	15,949,000	17,080,000
Common Tangible Assets	1,144,450,000	1,169,985,000	1,186,053,000
Common Tangible Book	$77,340,000	$75,199,000	$90,924,000
Common Tangible Equity to Assets	6.76%	6.43%	7.67%